EXHIBIT 11


                            SBI COMMUNICATIONS, INC.
                            ------------------------
                      COMPUTATION OF EARNINGS PER COMMON SHARE
                      ----------------------------------------
                            FOR THE NINE MONTHS ENDED
                            -------------------------
                          SEPTEMBER 30 , 1996 AND 1997
                          ----------------------------


                                             Nine Months       Nine Months
                                                Ended            Ended
                                            Sept. 30, 1996    Sept. 30, 1997
                                            --------------   --------------
Shares outstanding:                           5,345,439        5,345,439
Weighted average shares outstanding           5,345,439        5,345,439
Net loss                                   $   (608,007)    $   (741,717)
Preferred Dividend                                --               --
                                           --------------   --------------
Total                                          (608,007)        (366,233)
Net loss per share                         $      (0.11)   $       (0.14)


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